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                                  EXHIBIT 99.2

                    AMENDMENT TO HANDLEMAN COMPANY 1998 STOCK
                            OPTION AND INCENTIVE PLAN


         The Handleman Company 1998 Stock Option and Incentive Plan is amended by adding the following paragraph to Paragraph 10 thereof:

                  Notwithstanding anything to the contrary contained in the Plan, no decrease in the option price (through amendment, cancellation or replacement grants, or any other means) of any stock option or stock appreciation right previously granted to a Participant where such decrease would be deemed to be a repricing thereof in accordance with
         Item 402(i) of Regulation S-K, or any similar or successor provision, promulgated by the Securities and Exchange Commission, shall be valid or effective unless such repricing shall be approved by a majority of the shareholders of the Corporation who vote on such repricing within twelve (12) months of the date of such repricing.

         As adopted by the Board of Directors on October 29, 1998.